EXHIBIT 21



Subsidiaries of the Registrant

The following is a list of the significant subsidiaries of the Registrant as of August 3, 2001, all of which are wholly-owned:

                                                              State of
Parent                                                      Incorporation
------                                                      -------------
CBRL Group, Inc.                                              Tennessee


Subsidiaries

Cracker Barrel Old Country Store, Inc.                        Tennessee
Logan's Roadhouse, Inc.                                       Tennessee
CBOCS General Partnership                                     Michigan
CBOCS Michigan, Inc.                                          Michigan
CBOCS West, Inc.                                              Nevada
Rocking Chair, Inc.                                           Nevada